
Ethan Allen Interiors Inc. (Delaware)
Ownership is 100% unless otherwise indicated
Ethan Allen Global, Inc. (Delaware)
Ethan Allen Retail, Inc. (Delaware)
Ethan Allen Operations, Inc. (Delaware)
Lake Avenue Associates, Inc. (Connecticut)
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 95%
Cut and Sew Manufacturing Realty, S. de R.L. de C.V (Mexico) 95%
Knob Creek, Inc. (Delaware)
Ethan Allen (Canada) Inc.
EthanAllen.com (Delaware)
Manor House, Inc. (Delaware)
Ethan Allen Realty, LLC (Delaware)
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 5%
Cut and Sew Manufacturing Realty, S. de R.L .de C.V. (Mexico) 5%